EXHIBIT 10.2

Published Revolving Deal CUSIP: 37943VBJ1

Published Revolving Facility CUSIP: 37943VBK8

CREDIT AGREEMENT

Dated as of July 9, 2019

among

GLOBAL PAYMENTS INC.,

The Other Borrowers Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and an L/C Issuer

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunners

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

CAPITAL ONE, N.A.,

MUFG BANK, LTD.,

PNC CAPITAL MARKETS LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

TD SECURITIES (USA) LLC,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

CAPITAL ONE, N.A.,

MUFG BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK,

TD BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

FIFTH THIRD BANK,

as Documentation Agents

and

The Other Lenders and L/C Issuers Party Hereto

i

ARTICLE IV CONDITIONS PRECEDENT		83

4.01	Conditions to Effectiveness	83
4.02	Conditions to the Borrowing of the Closing Date Revolving Loans	84
4.03	Conditions to all Other Credit Extensions	86
4.04	Certain Funds Availability	87

ARTICLE V REPRESENTATIONS AND WARRANTIES		87

5.01	Existence and Standing	87
5.02	Authorization and Validity	88
5.03	No Conflict; Government Consent	88
5.04	Financial Statements	88
5.05	Material Adverse Effect	89
5.06	Solvency	89
5.07	Litigation	89
5.08	Disclosure	89
5.09	Regulation U	90
5.10	Investment Company Act	90
5.11	OFAC, FCPA	90
5.12	EEA Financial Institution	90
5.13	Taxes	90
5.14	ERISA	90
5.15	Environmental Matters	90
5.16	Use of Proceeds	91

ARTICLE VI AFFIRMATIVE COVENANTS		91

6.01	Financial Reporting	91
6.02	Notices of Material Events	93
6.03	Conduct of Business	93
6.04	Compliance with Laws	94
6.05	Inspection; Keeping of Books and Records	94
6.06	OFAC, FCPA	94
6.07	Payment of Tax Liabilities	94
6.08	Maintenance of Properties; Insurance	94

ARTICLE VII NEGATIVE COVENANTS		95

7.01	Liens	95
7.02	Subsidiary Indebtedness	97
7.03	Financial Covenants	98
7.04	Asset Sales	99
7.05	Mergers	99
7.06	OFAC, FCPA	99

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100

8.01	Events of Default	100
8.02	Acceleration, Etc.	102
8.03	Application of Funds	103

ARTICLE IX ADMINISTRATIVE AGENT		103

9.01	Appointment and Authority	103
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	104
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	105
9.06	Resignation of Administrative Agent	106
9.07	Non-Reliance on Administrative Agent and Other Lenders	107
9.08	No Other Duties, Etc.	107
9.09	Administrative Agent May File Proofs of Claim	108
9.10	ERISA Matters	108

ARTICLE X MISCELLANEOUS		109

10.01	Amendments, Etc.	109
10.02	Notices; Effectiveness; Electronic Communication	112
10.03	No Waiver; Cumulative Remedies; Enforcement	114
10.04	Expenses; Indemnity; Damage Waiver	115
10.05	Payments Set Aside	117
10.06	Successors and Assigns	117
10.07	Treatment of Certain Information; Confidentiality	124
10.08	Right of Setoff	125
10.09	Interest Rate Limitation	125
10.10	Counterparts; Integration; Effectiveness; Amendment and Restatement	126
10.11	Survival of Representations and Warranties	126
10.12	Severability	126
10.13	Replacement of Lenders	127
10.14	Governing Law; Jurisdiction; Etc.	128
10.15	Waiver of Jury Trial	130
10.16	No Advisory or Fiduciary Responsibility	130
10.17	Electronic Execution of Assignments and Certain Other Documents	130
10.18	USA PATRIOT Act	131
10.19	Judgment Currency	131
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	132

ARTICLE XI COMPANY GUARANTEE		132

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.03	L/C Commitments
2.04	Swing Line Commitment
5.11	Borrowers
7.01	Existing Liens
7.02	Indebtedness of Material Subsidiaries
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swing Line Loan Notice
B-1	Revolving Note
B-2	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	[Reserved]
F	Borrower Request and Assumption Agreement
G	Borrower Notice
H	U.S. Tax Compliance Certificates
I	Solvency Certificate
J	Notice of Loan Prepayment
K	List of Outstanding Letters of Credit

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 9, 2019, among GLOBAL PAYMENTS INC., a Georgia corporation (the “Company”), the other Borrowers from time to time party hereto, each Lender and L/C Issuer from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Person (i) acquires any going business or all or substantially all of the assets of any Person or division or other business unit or segment thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the voting or total Equity Interests of a Person.

“Acquisition Debt” means any Indebtedness for borrowed money of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualifying Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Qualifying Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualifying Acquisition is terminated prior to the consummation of such Qualifying Acquisition or if such Qualifying Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Qualifying Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualifying Acquisition is terminated in accordance with its terms prior to the consummation of such Qualifying Acquisition or such Qualifying Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Administrative Agent” means Bank of America (or any designated branch offices or Affiliates of Bank of America) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurocurrency Rate Loan” has the meaning specified in Section 3.02.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Revolving Commitments” means the aggregate Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Effective Date is THREE BILLION DOLLARS ($3,000,000,000).

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternative Currency” means, with respect to Revolving Loans and Letters of Credit, each of Euro, Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries relating to money laundering, including the PATRIOT Act.

“Applicable Percentage” means, with respect to any Lender at any time, with respect to such Lender’s Commitment, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.01 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.02.

“Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, the Commitment Fee and Letter of Credit Fees, the following percentages per annum, based upon the Public Debt Rating as set forth below:

Public Debt Rating	Commitment Fee	Eurocurrency Rate Loans and LIBOR Daily Loans	Base Rate Loans	Letter of Credit Fees
≥ BBB+ / Baa1	0.125%	1.125%	0.125%	1.125%
BBB / Baa2	0.150%	1.250%	0.250%	1.250%
BBB- / Baa3	0.175%	1.375%	0.375%	1.375%
BB+ / Ba1	0.225%	1.625%	0.625%	1.625%
≤ BB / Ba2	0.300%	1.875%	0.875%	1.875%

Initially, the Applicable Rate shall be determined based upon the Public Debt Rating specified in a certificate delivered to the Administrative Agent on the Closing Date and signed by a responsible officer of the Company. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Public Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the next such change pursuant to this Agreement. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means (i) the financial institutions and lenders in the syndication plan agreed by the Company and the Arrangers on or prior to May 27, 2019 (with any changes that the Company requests after such date, subject to the Arrangers’ consent to such changes (such consent not to be unreasonably withheld)) and (ii) any lender to which the Company consents.

“Arrangers” means (a) BofA Securities, Inc., in its capacity as joint lead arranger and joint bookrunner and (b) JPMorgan Chase Bank, N.A., in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments in their entirety pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Subsidiary” means any Subsidiary that is a bank, limited purpose bank, or similarly regulated Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Base Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIN/ISO Agreements” means (a) any sponsorship, depository, processing or similar agreement with a bank or financial institution providing for the use of such bank or financial institution’s BIN or ICA (or similar mechanism) to clear credit card transactions through one or more card associations, or (b) any agreement with any independent sales organization or similar entity related to, or providing for, payments processing to merchant customers.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means each of the Company and any Designated Borrower that is identified on Schedule 5.11 as a Borrower or becomes a Designated Borrower under the terms of Section 2.16. For the avoidance of doubt, (a) the Obligations of any Designated Borrower that is a Foreign Subsidiary shall be several in nature, and (b) no Foreign Subsidiary, including any Designated Borrower that is a Foreign Subsidiary, shall be a guarantor of any Obligation of (i) a U.S. Person or (ii) a disregarded entity of a U.S. Person.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrower Notice” has the meaning specified in Section 2.16(a).

“Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).

“Borrowing” means each of the following, as the context may require: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or a LIBOR Daily Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan or LIBOR Daily Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or LIBOR Daily Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Receivables” means the accounts receivable of Global Payments Direct generated in the ordinary course of business of its merchant processing business in Canada, including VISA receivables, debit card receivables, merchant charge-back receivables and merchant business receivables (relating to fees owed to Global Payments Direct by its Canadian VISA merchants) generated in connection with such business and any indemnities or obligations of VISA related to non-payment of the foregoing.

“Canadian Receivables Collateral” means, collectively, the Canadian Receivables, the accounts maintained by Global Payments Direct with Canadian Imperial Bank of Commerce and into which are deposited only proceeds of the Canadian Receivables and other sums anticipated for use in connection with the settlement of the Canadian Receivables, and any foreign exchange hedging contracts entered into by Global Payments Direct in order to mitigate foreign currency exchange risk arising in respect of obligations under the Canadian Receivables Credit Facility, together with all products and proceeds of the foregoing.

“Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Canadian Imperial Bank of Commerce providing for short-term advances to Global Payments Direct made in respect of the Canadian Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company and certain Subsidiaries, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification remains a facility of a substantially similar nature as the Canadian Receivables Credit Facility as of the date hereof.

“Capital Lease Obligations” of any Person means, subject to Section 1.03(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, overdraft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35.0% of the then-outstanding shares of capital stock or equivalent interests of the Company the holders of which are ordinarily, in the absence of contingencies, entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis, even though the right to so vote has been suspended by the happening of such a contingency; (b) during any period of twelve consecutive months following the Effective Date, the board of directors of the Company shall cease to consist of a majority of individuals (i) who were directors of the Company on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Company was recommended or approved by at least a majority of directors who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved; or (c) the Company ceasing to own, directly or indirectly, 100% of the Equity Interests of each Designated Borrower.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.01).

“Closing Date Revolving Loans” means the Revolving Loans to be borrowed by the Company on the Closing Date in an amount which, together with all other borrowings being made or debt securities being issued by the Company or its Subsidiaries on the Closing Date, does not in the Company’s good faith determination exceed the aggregate amount necessary to finance the TSYS Merger Refinancing, to pay any cash payments in lieu of fractional shares payable in accordance with the terms of the TSYS Merger Agreement or any fees and expenses in connection with TSYS Merger.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.02(f), as applicable, as such amount may be increased or decreased from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the Company and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following in each case determined on a consolidated basis in accordance with GAAP (to the extent applicable), without duplication, with respect to the Company and its Subsidiaries, the sum of Net Income for such period plus (1) each of the following for such period (to the extent deducted in determining Net Income): (i) federal, state, local and foreign income, value added and similar taxes, (ii) depreciation, (iii) amortization, (iv) Interest Expense; (v) extraordinary or unusual losses incurred other than in the ordinary course of business, (vi) Non-Cash Items to the extent such Non-Cash Items do not represent an accrual or reserve for a future cash expenditure, charge or loss and (vii) Non-Recurring Items; minus (2) each of the following for such period (to the extent included in determining Net Income): (i) extraordinary or unusual gains realized other than in the ordinary course of business; and (ii) non-cash income or gains plus (3) with respect to any acquisition, disposition, investment, restructuring, cost savings initiative, and other initiatives, cost savings, synergies and operating expense reductions (calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and as if such cost savings, synergies or operating expense reductions were realized during the entirety of such period) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following such transaction or initiative (or with respect to the TSYS Merger, anticipated by the Company in good faith to be realized within 24 months of the TSYS Merger); provided that (A) such cost savings, synergies or operating expense reductions under this clause (3) are factually supportable and (B) the aggregate amount of such adjustments under this clause (3) taken into account in determining Consolidated EBITDA for any period of determination shall not exceed an aggregate amount equal to 15% of Consolidated EBITDA (as calculated without giving effect to this clause (3)). For the avoidance of doubt, “Consolidated EBITDA” shall be calculated on a pro forma basis (in a manner consistent with this definition and the definitions referred to herein) in accordance with the terms in Section 1.03(a).

“Consolidated Net Tangible Assets” means the total assets of the Company and its Subsidiaries on a Consolidated basis, less goodwill, trade names, trademarks, patents, unamortized debt discount and related expense and other like intangibles, all as described on the most recent Consolidated balance sheet of the Company and its Subsidiaries, and calculated based on positions as reported in the Company’s Consolidated financial statements determined in conformity with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a LIBOR Daily Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable L/C Issuer(s), the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become the subject of a Bail-In Action or (iv) taken any action in further of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or any other nation or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Borrower” means any Subsidiary that has been designated as a Borrower pursuant to the terms hereof and that has not ceased to be a Borrower pursuant to the terms hereof.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 3.02.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Effective Date and (b) any other Person that is a competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“DQ List” has the meaning specified in Section 10.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are first satisfied (or waived in accordance with Section 10.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 10.06(b)(ii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.6(g).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to contribute the minimum required contribution under Section 412 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan:

(i) in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if not available, a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) in the case of any Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or, if not available, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii) in the case of any Eurocurrency Rate Loan denominated in any other Non-LIBOR Quoted Currency (other than those specified above), the rate designated and disclosed to the Company in writing with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits for a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and disclosed to the Company prior to such application; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and disclosed to the Company prior to such application.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Alternative Currencies and each Loan to a non-U.S. Borrower, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency or Loan to a non-U.S. Borrower, as applicable, as specified from time to time by the Administrative Agent to the Company and each Lender.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in Alternative Currencies must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or United Kingdom withholding Taxes (excluding (x) the portion of any United Kingdom withholding Taxes with respect to which any applicable Lender is entitled to claim a reduction under an income tax treaty, provided such Lender has complied with Sections 3.01(e)(i) and (e)(v) in relation to that Tax and (y) United Kingdom withholding Taxes imposed on payments by any guarantor under any Guarantee of the Obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means the standby letters of credit existing as of the Closing Date and described on Schedule 1.01 (which schedule may be updated by the Company and delivered to the Administrative Agent prior to the Closing Date).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the Five-Year Facilities Fee Letter, dated as of May 27, 2019, by and among the Company, Bank of America and the Arrangers, (ii) the Five-Year Facilities Agency Fee Letter, dated as of May 27, 2019, between the Company and the Administrative Agent and (iii) each of the letter agreements between the Company and one or more of the L/C Issuers, in each case (i) through (iii) in respect of this Agreement and as amended, modified or supplemented from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company or any other Borrower, as applicable, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Company other than a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means each Borrower that is a Foreign Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Payments Direct” means Global Payments Direct, Inc., a New York corporation.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means the Guarantee by the Company set forth in Article XI.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” of any Person means, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business on terms customary in the trade and (ii) the current and long-term portions of accrued buyout obligations), (d) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) Capital Lease Obligations of such Person, (f) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) Guarantees by such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, and (j) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries. “Indebtedness” shall not include (i) Settlement Obligations or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business or Guarantees thereof, (ii) any liabilities of a Bank Subsidiary for, or in respect of, deposits received by such Bank Subsidiary or (iii) any obligation under or in respect of Swap Agreements.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi-national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds in damages therefrom.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA of the Company and its Subsidiaries for the twelve month period ending on the last day of such Fiscal Quarter to (b) Interest Expense for the twelve month period ending on the last day of such Fiscal Quarter.

“Interest Expense” means, for the Company and its Subsidiaries for any period determined on a consolidated basis, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case paid in cash and to the extent treated as interest in accordance with GAAP, (b) all interest paid in cash with respect to discontinued operations to the extent treated as interest in accordance with GAAP and (c) the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Subsidiaries for any period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a LIBOR Daily Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan) or LIBOR Daily Loan, the last Business Day of each March, June, September and December, and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week or one, two, three or six months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Loan Notice or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders required to fund or maintain a portion of such Loan; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite its name on Schedule 2.03, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America and JPMorgan Chase Bank, N.A. in their respective capacities as issuer of Letters of Credit hereunder and any other Lender to the extent it has agreed in its sole discretion to act as an “L/C Issuer” hereunder and that has been approved in writing by the Company and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld, delayed or conditioned) in its capacity as such, and, in each case, any successor issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or branch, as applicable, with respect to Letters of Credit issued by such Affiliate or branch, as applicable.

“L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum, which can change on each Business Day, equal to the LIBOR Screen Rate at or about 11:00 a.m., London time on such Business Day, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that: (i) if such rate is not available at such time for any reason, then the “LIBOR Daily Floating Rate” for such Interest Period shall be determined by such alternate method as reasonably selected by the Administrative Agent and (ii) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Daily Loan” means a Revolving Loan bearing interest at a rate based on the LIBOR Daily Floating Rate. All LIBOR Daily Loans shall be denominated in Dollars.

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and any other Alternative Currency for which there is a published LIBOR rate, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Rate” has the meaning specified in the definition of “Eurocurrency Base Rate.”

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent and in consultation with the Company, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Company).

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan (including, for the avoidance of doubt, a LIBOR Daily Loan) or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, each Issuer Document, each Borrower Request and Assumption Agreement, and all other documents and agreements contemplated hereby and executed by the Company or any Subsidiary of the Company in favor of the Administrative Agent or any Lender.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or LIBOR Daily Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Financial Officer of the applicable Borrower.

“Margin Stock” means any “margin stock” as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of the Company and its Subsidiaries taken as a whole, (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrowers under the Loan Documents, taken as a whole or (c) the ability of the Borrowers taken as a whole to pay the Obligations under the Loan Documents.

“Material Subsidiary” means, at any time, (i) each Subsidiary that is a Borrower and (ii) each Subsidiary that (on an unconsolidated basis and excluding intercompany income statement items of such Subsidiary), as of the end of the most recent two consecutive Fiscal Quarters, either (x) had total assets, less net goodwill and other intangible assets, less total current liabilities, all determined in conformity with GAAP, equal to or greater than ten percent (10%) of Consolidated Net Tangible Assets for the Fiscal Quarter then ended or (y) contributed revenues in an amount greater than ten percent (10%) of the revenues of the Company and its Subsidiaries on a Consolidated basis for the four consecutive Fiscal Quarter period then ended; provided that, for purposes of this definition, the Consolidated revenues and Consolidated Net Tangible Assets of the Company and its Subsidiaries shall be adjusted to give effect to each acquisition and disposition that occurred during each such period as if such acquisition or disposition had occurred at the inception of the first of such periods and each Subsidiary acquired or disposed of, as the case may be, had been acquired or disposed of at the inception of the first of such periods.

“Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, (x) an amount equal to 100% of the Fronting Exposure of Issuing Lenders with respect to Letters of Credit denominated in Dollars and issued and outstanding at such time and (y) an amount equal to 103% of the Fronting Exposure of Issuing Lenders with respect to Letters of Credit denominated in an Alternative Currency and issued and outstanding at such time and (b) otherwise, an amount reasonably determined by the Administrative Agent and the applicable L/C Issuer(s) in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company, any Subsidiary or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Income” means, for any period, net income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Net Income shall exclude any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Person during such period to the Company or a consolidated Subsidiary as a dividend or other distribution.

“Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such date minus up to $250,000,000 of Unrestricted cash maintained by the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the twelve month period ending on the last day of such Fiscal Quarter.

“Non-Cash Items” means, for any period, an accounting item that does not impact cash, including without limitation, the non-cash portions of gains, losses, stock based compensation expense, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Recurring Items” means, for any period, an accounting item that impacts cash in the current period or any future period and is generally non-recurring in nature, including without limitation, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles and costs, fees and expenses incurred in connection with any issuance of equity interests, investments, acquisitions, dispositions, Permitted Securitization or incurrence, modification or repayment of Indebtedness, including without limitation the TSYS Merger.

“Note” or “Notes” means the Revolving Notes and/or the Swing Line Loan Notes, individually or collectively, as appropriate.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Financial Officer.

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on all Loans or Letters of Credit, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of any Borrower to the Lenders or to any Lender, any L/C Issuer, the Administrative Agent or any Indemnitee hereunder arising under this Agreement or any other Loan Document, and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction (other than England and Wales)); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any company governed by the Laws of England and Wales, the certificate of incorporation, any certificates of incorporation on change of name, the memorandum of association (if any) and the articles of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the outstanding amount of such L/C Obligations after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments, fees or governmental charges or levies which (i) are not delinquent, (ii) are payable without material penalty, or (iii) are being contested in good faith and by appropriate action;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business, which do not in the aggregate materially impair the operation of the business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens in connection with judgment bonds or in respect of judgments and other Liens consisting of attachments, judgments, orders for the payment of money or awards against any Material Subsidiary or the Company, in each case, to the extent not constituting an Event of Default under Section 8.01(g), with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of such Material Subsidiary or the Company;

(f) imperfections of title, statutory exceptions to title, restrictive covenants, easements, municipal and zoning restrictions and by laws and ordinances or similar laws or rights, rights of way and similar encumbrances on real property that do not materially interfere with the ordinary conduct of business of the Company or any Material Subsidiary in the aggregate;

(g) Liens such as banker’s liens, rights of set off, revocation, refund, chargeback or similar rights and remedies and burdening only deposit, disbursement, concentration or other accounts or other funds maintained with a depository institution in the ordinary course of business, including such Liens arising under the Uniform Commercial Code (or comparable foreign law) or by operation of law or agreement;

(h) Liens of landlords or mortgages of landlords on fixtures, equipment and movable property located on premises leased by the Company or any Subsidiary in the ordinary course of business;

(i) deposits of cash or the issuance of a letter of credit made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(j) Liens arising from the granting of a lease or license to enter into or use any asset of the Company or any Subsidiary of the Company to any Person in the ordinary course of business of the Company or any Subsidiary of the Company that does not interfere in any material respect with the use or application by the Company or any Subsidiary of the Company of the asset subject to such lease or license in the business of the Company or such Subsidiary;

(k) Liens in respect of licensing of Intellectual Property in the ordinary course of business;

(l) Liens attaching solely to cash earnest money deposits made by the Company or any Subsidiary of the Company in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(m) Liens on assets that may be deemed to exist by reason of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on such assets;

(n) Liens in favor of the trustee under any indenture (as provided for therein) on money or property held or collected by the trustee thereunder in its capacity as such in connection with the defeasance or discharge of Indebtedness thereunder, so long as the payment of such money or property to such trustee or administrative agent would be permitted by the Loan Documents;

(o) Liens created under any agreement relating to any asset sale permitted by this Agreement, provided that such Liens relate solely to the assets subject to such asset sale;

(p) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;

(q) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s) leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole and any interest of title of any lessor under any lease;

(t) Liens on insurance policies and the proceeds thereof securing the financing or payment of premiums with respect thereto in the ordinary course of business, to the extent not exceeding the amount of such premiums;

(u) Liens on cash or cash equivalents that are the proceeds of any Indebtedness issued in escrow or that have been deposited pursuant to discharge, redemption or defeasance provisions under the indenture of similar instrument governing any Indebtedness arising from such provisions; and

(v) Liens securing obligations under or in respect of any Permitted Securitization.

“Permitted Securitization” means any receivables financing program providing for (i) the sale or contribution of trade receivables by the Company or its Subsidiaries to a Receivables Subsidiary in a transaction or series of transactions purporting to be sales, and (ii) the sale, transfer, conveyance, lien or pledge of, or granting a security interest in, such trade receivables by a Receivables Subsidiary to any other Person, in each case, without recourse for credit defaults to the Company and its Subsidiaries (other than the Receivables Subsidiaries).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company, any Subsidiary or any ERISA Affiliate may have liability.

“Plan of Reorganization” has the meaning specified in Section 10.06(g)(iii).

“Platform” has the meaning specified in Section 6.01.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public” means the term ‘public’ as referred to in article 4.1.(1) of the Capital Requirements Regulation (EU/575/2013) and article 3:5 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Public Debt Rating” shall mean the long term unsecured senior, non-credit enhanced public debt rating of the Company by S&P and Moody’s. In the case of a split rating, the Public Debt Rating shall be determined as follows: (i) in the case of a split rating in which the ratings differ by a single notch, the higher rating will apply; (ii) in the case of a split rating in which the ratings differ by more than a single notch, the rating that is one level lower than the higher rating will apply; (iii) if there is only one rating, such rating will apply; and (iv) if there is no rating, the highest pricing set forth above shall apply. In addition (i) if any Public Debt Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change, (ii) if S&P or Moody’s shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Ratings announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be, (iii) if one of either of S&P or Moody’s shall not have in effect such a rating, then the Public Debt Rating shall be based on the rating of the other rating agency and (iv) if neither of S&P nor Moody’s has in effect such rating, then the Public Debt Rating shall be deemed to be BB / Ba2.

“Public Lender” has the meaning specified in Section 6.01.

“Qualifying Acquisition” shall mean any Acquisition the total consideration for which is equal to or greater than $500,000,000.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables Subsidiary” means any special purpose, bankruptcy remote wholly-owned subsidiary of the Company formed for the sole and exclusive purpose of engaging in activities in connection with the financing of trade receivables in connection with and pursuant to a Permitted Securitization.

“Recipient” means the Administrative Agent, any L/C Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments, the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Requisite Amount” means $250,000,000.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Reuters” has the meaning specified in the definition of “Spot Rate.”

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Exposure” means the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale-Leaseback” means any arrangement with any Person providing for property of the Company or a Subsidiary to be sold or transferred to such Person and as part of such arrangement the Company or its Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Company and a Subsidiary or between Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom (including, without limitation, those administered by Her Majesty’s Treasury) or other sanctions authority in other jurisdictions with authority or jurisdiction over the Borrowers or their Subsidiaries.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Lien” means a Lien securing obligations arising under or related to any Settlement or Settlement Obligation that attaches to (i) Settlement Assets (including any assignment of Settlement Assets in consideration of Settlement Payments), (ii) any intraday and overnight overdraft and automated clearing house exposure or asset specifically related to Settlement Assets, (iii) loss reserve accounts specifically related to Settlement Assets, (iv) merchant suspense funds specifically related to Settlement Assets, (v) rights under any BIN/ISO Agreement or fees paid or payable under any BIN/ISO Agreement, (vi) the Canadian Receivables Collateral or (vii) the Wells Fargo Settlement Receivables Collateral.

“Settlement Obligations” means any payment or reimbursement obligation in respect of a Settlement Payment (including, for the avoidance of doubt, any Short Term Line of Credit Obligations).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Term Line of Credit” means any agreement with a bank or financial institution providing for short term financing for the purpose of funding any Settlement (including, for the avoidance of doubt, the Wells Fargo Settlement Facility).

“Short Term Line of Credit Obligations” means any payment or reimbursement obligation in respect of a Short Term Line of Credit.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country (a) that is a member of the Organization for Economic Cooperation and Development at such time and (b) is located in North America or Europe.

“Specified Merger Agreement Representations” means the representations made by TSYS in the TSYS Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or its Affiliates’) obligations under the TSYS Merger Agreement, or the right not to consummate the TSYS Merger, as a result of a breach of such representations in the TSYS Merger Agreement.

“Specified Representations” means the representations set forth in Section 5.01(a) (as it relates to the Company only), Section 5.02 (as it relates to the Company only), Section 5.03(a)(ii) (as it relates to the Company only), Section 5.03(a)(iii) (but solely with respect to a default under this Agreement constituting an Event of Default under (1) Section 8.01(b) as a result of a failure to pay any fee that is due and payable hereunder, (2) Section 8.01(e) (solely with respect to the Company), (3) Section 8.01(f) (solely with respect to the Company), and (4) Section 8.01(h) as a result of a failure to observe or perform the covenant contained in Section 7.05 hereof (but solely with respect to a merger of the Company other than in connection with or arising from the TSYS Merger or related transactions)), Section 5.06, Section 5.09 (as it relates to the Company only), Section 5.10 (as it relates to the Company only) and Section 5.16 (as it relates to the Company only).

“Spot Rate” for an Alternative Currency means, at the Administrative Agent or the applicable L/C Issuer’s election, as applicable, either (i) the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Administrative Agent or the applicable L/C Issuer, as applicable, as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. London time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Administrative Agent or the applicable L/C Issuer, as applicable, does not have as of the date of determination a spot buying rate for any such Alternative Currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency or (ii) the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer, as applicable) by the applicable Bloomberg or Reuters Corp., Refinitiv or any successor thereto (“Reuters”) source, at the Administrative Agent’s or applicable L/C Issuer’s option, on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Bloomberg or Reuters chosen by the Administrative Agent or the applicable L/C Issuer, as applicable, in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or the applicable L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion).

“Step-Up” has the meaning specified in Section 7.03(a).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent, and the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Substantial Portion” means, on any date of determination, with respect to the Property of the Company and its Subsidiaries, Property which represents more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries on such date.

“Surety Indemnification Obligations” means all obligations of the Company or any Subsidiary to indemnify any issuers for amounts required to be paid under any surety bonds issued by such issuers and posted in accordance with applicable legal requirements with any Governmental Authority at the request and for the use of the Company or any Subsidiary in the ordinary course of its business.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swing Line Commitment” means, as to the Swing Line Lender, its obligation to make Swing Line Loans pursuant to Section 2.04 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Swing Line Lender’s name on Schedule 2.04, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Company.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Lender’s portion of the Swing Line Sublimit is set forth opposite the Swing Line Lender’s name on Schedule 2.04. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” means at any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date (excluding therefrom, however, without duplication, (a) Guarantees of Indebtedness of such Person or any of its Subsidiaries, respectively, by such Person or any such Subsidiary, (b) up to $100,000,000 in obligations incurred by the Company and its Subsidiaries in respect of Sale-Leasebacks and (c) up to $50,000,000 in obligations arising under letters of credit).

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans (including LIBOR Daily Loans), all Swing Line Loans and all L/C Obligations.

“Trade Date” has the meaning specified in Section 10.06(g)(i).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the borrowing of Loans, the use of the proceeds thereof.

“TSYS” means Total System Services, Inc., a Georgia corporation.

“TSYS Merger” means the merger of the Company and TSYS pursuant to and in all material respects in accordance with the TSYS Merger Agreement.

“TSYS Merger Agreement” means the Agreement and Plan of Merger, dated as of May 27, 2019, by and between TSYS and the Company, as may be amended, restated, modified or supplemented from time to time.

“TSYS Merger Refinancing” has the meaning specified in Section 4.02(g).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, LIBOR Daily Loan or a Eurocurrency Rate Loan.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted” means, when referring to cash of the Company and its Subsidiaries, that such cash (a) does not appear or would not be required to appear as “restricted” on the financial statements of the Company or any such Subsidiary in accordance with GAAP and (b) is not otherwise unavailable to the Company or such Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wells Fargo Merchant Agreement” has the meaning as is assigned to the term “Merchant Agreement” in the Wells Fargo Settlement Facility.

“Wells Fargo Settlement Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Wells Fargo Bank, National Association providing for short-term advances to Global Payments Direct made in respect of the Wells Fargo Settlement Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification remains a facility of a substantially similar nature as the Wells Fargo Settlement Facility as of the date hereof.

“Wells Fargo Settlement Receivables” means all accounts (as such term is defined in the Uniform Commercial Code), payment intangibles (as such term is defined in the Uniform Commercial Code) and other amounts owed to Global Payments Direct by the Merchants (as defined in the Wells Fargo Merchant Agreement) arising from or created pursuant to the Wells Fargo Merchant Agreement.

“Wells Fargo Settlement Receivables Collateral” means the Wells Fargo Settlement Receivables, together with all products and proceeds thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the other Loan Documents, for purposes of calculating any financial ratio contained herein or in the other Loan Documents or any financial covenants set forth in Section 7.03, if at any time during the applicable period, the Company or any Subsidiary shall have consummated an acquisition (including an Acquisition) or disposition, then such financial ratio and related calculation shall be determined after giving pro forma effect to the acquisition or disposition (including any Consolidated EBITDA, Indebtedness, Interest Expense, Total Debt or assets acquired, incurred, assumed or disposed of in connection therewith and after giving effect to the repayment or payments of the Indebtedness and any incurrence of Indebtedness and use of proceeds in connection therewith) as if such transaction had occurred on the first day of such period.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease and as an expense item as of December 31, 2018, shall continue to be classified as an operating lease and as an expense item notwithstanding any change in GAAP since such date.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(d) Discontinued Operations. Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated in accordance with this Agreement and, if necessary, by carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents; Rates.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, rounded upward to the nearest 1000 units), as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or “LIBOR Daily Loan” or with respect to any comparable or successor rate thereto.

1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuers, in its or their sole discretion).

In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Base Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent, such Lenders and the Company may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (ii) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent, such L/C Issuer and the Company may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (B) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances with respect to the consenting L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as agreed to by the Administrative Agent and the Company from time to time to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as agreed to by the Administrative Agent and the Company (without the consent of any Lender) from time to time to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars and one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Revolving Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, LIBOR Daily Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

2.02 Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. on the requested date of any Borrowings of Base Rate Loans or LIBOR Daily Loans, (ii) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans or LIBOR Daily Loans, and (iii) 11:00 a.m. four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency (or five Business Days in the case of a Special Notice Currency); provided, however, that if such Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one week, one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than (i) 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) 11:00 a.m. five Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. In the case of a request pursuant to the proviso in the preceding sentence, not later than (i) 12:00 p.m. three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, the Administrative Agent shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and LIBOR Daily Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be Borrowed. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a

Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency. The initial Borrowing from any Lender and any initial L/C Credit Extension by any L/C Issuer to any Borrower organized under the laws of The Netherlands shall exceed EUR 100,000 (or its equivalent in another currency) or such other amount as a result of which such Lender or L/C Issuer is not considered to be part of the Public.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency, in each case as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than (i) 1:00 p.m., in the case of any Loan denominated in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (or, if such Borrowing solely consists of Closing Date Revolving Loans, Section 4.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to such Borrower as provided above. Each Lender, at its option, may make any Eurocurrency Rate Loans by causing any domestic or, if such Loan is denominated in an Alternative Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Rate Loan (and in the case of an Affiliate, the provisions of Sections 3.01, 3.02, 3.03, 3.04 and 3.05 shall apply to such Affiliate to the same extent as they apply to such Lender).

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, at the request of the Required Lenders or the Administrative Agent, no Loans may be requested as, converted to or, if such Loan is denominated in Dollars, continued as Eurocurrency Rate Loans or LIBOR Daily Loans. During the existence of an Event of Default, Eurocurrency Rate Loans denominated in an Alternative Currency may be maintained and at the end of the Interest Period with respect thereto shall automatically be continued as Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to all Loans.

(f) The Company may at any time and from time to time after the Closing Date, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Company and reasonably acceptable to the Administrative Agent, the L/C Issuers and the Swing Line Lender; provided that:

(i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof and the aggregate amount of such increases shall not exceed $1,500,000,000;

(ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (1) any new Lender shall join this Agreement by executing such customary joinder documents reasonably satisfactory to and required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(v) as a condition precedent to such increase (to the extent requested by the Administrative Agent), (1) the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the date of such increase (in sufficient copies for each Lender) signed by a Financial Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date; provided that the date set forth in Section 5.05 shall be deemed to be December 31 of the year for which the Company has most recently delivered the annual financial statement referred to Section 6.01(a) and (II) no Default or Event of Default exists; and (2) the Company shall deliver to the Administrative Agent customary opinions of legal counsel to the Borrowers, addressed to the Administrative Agent and each Lender, dated as of the effect date of such increase regarding the due authorization of such increase; and

(vi) the Borrowers, the Administrative Agent, each Lender increasing its commitments, if any, and each Person becoming a Lender hereunder, if any, shall have executed an agreement or modification to this Agreement (which shall not require consent of any other Lender hereunder) reasonably satisfactory to each such Person.

The Borrowers shall prepay any Loans owing by them and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Revolving Exposure of any Lender shall not exceed such Lender’s Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that, after giving effect to all L/C Credit Extensions, the aggregate Outstanding Amount of all Letters of Credit issued by any L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment unless such L/C Issuer shall otherwise agree in its sole and absolute discretion. Each request by the Company or any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company or such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s and the applicable Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company or such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders under which such Letter of Credit is to be issued have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more material policies of such L/C Issuer applicable to letters of credit generally applied on a consistent basis to similarly situated letter of credit applicants;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) except in the case of a Letter of Credit to be denominated in Dollars, Euros, Sterling or Canadian Dollars, such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the applicable Borrowers or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(vii) Each L/C issuer shall provide to the Administrative Agent on a monthly basis a list of outstanding Letters of Credit issued by it substantially in the form attached as Exhibit K.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United

States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (and in the absence of specification of currency shall be deemed to be a request for a Letter of Credit denominated in Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the applicable Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least two Business Days prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.03 shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor

Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that such Borrower has received notice of such payment by 11:00 a.m., or two hours prior to the Applicable Time with respect to a Letter of Credit to be reimbursed in an Alternative Currency, on such Honor Date, and if such Borrower receives notice of such payment after such time, such Borrower shall make such payment not later than 11:00 a.m., or the Applicable Time with respect to a Letter of Credit to be reimbursed in an Alternative Currency, on the Business Day following receipt of such notice (together with interest thereon). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on the Honor Date (as a result of an error in calculating the Dollar amount to be paid by the applicable Borrower, but in any event, not as a result of any intraday fluctuation in a currency exchange rate) or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, such Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 or the prior notice required therefor for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by a Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate. A certificate of such L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice any Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions, such Borrower will promptly notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary and reasonably acceptable to the beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies with respect to any Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists under Section 8.01(b) and automatically in the case of any Event of Default under Section 8.01(e) or 8.01(f), all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum specified in one or more of the Fee Letters specified in clause (iii) of the definition thereof, computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit or the Swing Line Lender’s Swing Line Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (B) the aggregate Revolving Exposure of any Lender shall not exceed such Lender’s Commitment, (ii) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan or a LIBOR Daily Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof in the case of Base Rate Loans and which shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof in the case of LIBOR Daily Loans, (ii) the Type of Swing Line Loans to be borrowed and (iii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan or LIBOR Daily Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or LIBOR Daily Loans, but subject to the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice); provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan or LIBOR Daily Loan, as applicable, to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans or LIBOR Daily Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or LIBOR Daily Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional Prepayments.

(i) Any Borrower may, upon delivery of a Notice of Loan Prepayment from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (other than Swing Line Loans) in whole or in part without premium or penalty; provided, in each case, that (x) such Notice of Loan Prepayment must be received by the Administrative Agent not later than (A) 12:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) 11:00 a.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) 11:00 a.m. on the date of prepayment of Base Rate Loans or LIBOR Daily Loans; (y) any prepayment of Eurocurrency Rate Loans or LIBOR Daily Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (z) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such Notice of Loan Prepayment shall specify the date and amount of such prepayment, the Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and whether such prepayment is conditioned on any event. The Administrative Agent will promptly notify each applicable Lender of its receipt of each Notice of Loan Prepayment, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such Notice of Loan Prepayment is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or LIBOR Daily Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. The Company may, upon delivery of a Notice of Loan Prepayment to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such Notice of Loan Prepayment must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such Notice of Loan Prepayment shall specify the date and amount of such prepayment. If such Notice of Loan Prepayment is given by the Company, the Company shall make such prepayment and the payment amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans. If for any reason, including exchange rate fluctuations, the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall promptly following notice from the Administrative Agent prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:, first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans, then to LIBOR Daily Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) The Aggregate Revolving Commitments hereunder shall be permanently reduced to zero on the date that is the earliest of the following: (i) if the TSYS Merger has not been consummated, the date on which the TSYS Merger Agreement is terminated in accordance with its terms, (ii) the date of effectiveness of any written notice from the Company to the Administrative Agent of its election to terminate the remaining Aggregate Revolving Commitments hereunder in full pursuant to Section 2.06(b) below and (iii) if the TSYS Merger has not been consummated, 11:59 p.m. (New York City time) on the Termination Date (as defined in the TSYS Merger Agreement as in effect on May 27, 2019), as it may be extended in accordance with the terms of the TSYS Merger Agreement as in effect on May 27, 2019.

(b) Commitments. The Company may, upon notice to the Administrative Agent, (i) terminate the Aggregate Revolving Commitments, (ii) from time to time permanently reduce the Letter of Credit Sublimit and/or the Swing Line Sublimit or (iii) from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (A) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (C) the Company shall not terminate or reduce (x) (1) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (2) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (3) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(c) Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date within ten (10) Business Days of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each LIBOR Daily Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus the Applicable Rate minus (B) the Commitment Fee.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears for the period beginning on the first calendar day of the quarter ended immediately prior to the date of payment and ending on the last calendar day of such quarter, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Other Fees. The Company shall pay (i) to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the relevant Fee Letter, and (ii) to the Lenders, in Dollars, such fees, if any, as shall have been separately agreed upon in writing in the amounts and at the times so specified. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies if market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to their respective Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B-1 (a “Revolving Note”), and (ii) in the case of Swing Line Loans, be in the form of Exhibit B-2 (a “Swing Line Note”). Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans, as applicable. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Alternative Currencies, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Alternative Currencies shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the applicable Alternative Currency and in Same Day Funds not later than the Applicable Time on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as may otherwise be provided in the definition of “Interest Period” or Section 2.07, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or LIBOR Daily Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or LIBOR Daily Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, in the case of Loans denominated in Dollars or, in the case of Loans denominated in Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuers, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the

Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of (including by means of a Dutch auction) or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02 or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or such L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days (or, in the event such excess arises as a result of fluctuations in the applicable Spot Rate with respect to L/C Obligations denominated in an Alternative Currency, five Business Days) after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company, or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v))) or (ii) the good faith determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to that Defaulting Lender in accordance with Section 2.14 with a corresponding release of any Cash Collateral provided by the Borrower and/or a reversal of any reallocations made among the Lenders with respect to such Fronting Exposure pursuant to Section 2.15(b); fourth, as the Company may request (so long as no Default exists), to the funding of any Loan or funded participation in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to

Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate principal amount at such time of any Non-Defaulting Lender’s outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize each L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16 Designated Borrowers.

(a) The Company may at any time and from time to time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional wholly-owned Subsidiary of the Company (an “Applicant Borrower”) as a Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Borrower Request and Assumption Agreement”); provided that such Applicant Borrower shall not become a Designated Borrower hereunder in connection with such designation if, within such ten (10) Business Day period, the Administrative Agent or any Lender provides a notice in writing to the Company and, in the case of such notice by a Lender, to the Administrative Agent of its objection to such designation on the basis that it shall be unlawful under Laws applicable to the Administrative Agent or such Lender, as applicable, to make Loans or extend credit or otherwise do business with such Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Commitments provided for herein, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (substantially consistent with such documents or information provided under Section 4.01), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Lenders in their reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of (x) all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and, in the case of any Designated Borrower that is a Foreign Subsidiary or that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower and (y) all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Designated Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b) [reserved]

(c) The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Revolving Loans payable by such Designated Borrower or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status as such.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Borrowers shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error. Each of the Borrowers shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Law to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II) executed copies of IRS Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner,

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iv) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(v) A Borrower organized under the laws of the United Kingdom, the Administrative Agent and any Lender claiming relief from United Kingdom withholding Tax under an applicable United Kingdom income tax treaty shall cooperate and shall use commercially reasonable efforts to complete any procedural formalities necessary for such Borrower to make payments without deduction of United Kingdom Taxes.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Base Rate (whether denominated in Dollars or Alternative Currencies) or LIBOR Daily Floating Rate, or to determine or charge interest rates based upon the Eurocurrency Base Rate or the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market (each an “Affected Eurocurrency Rate Loan”), then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Affected Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars and LIBOR Daily Loans, to convert Base Rate Loans to Affected Eurocurrency Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurocurrency Base Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, shall be suspended, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or, if applicable and such Loans are denominated in Dollars, convert all such Affected Eurocurrency Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Affected Eurocurrency Rate Loans to such day, or immediately, if such

Lender may not lawfully continue to maintain such Affected Eurocurrency Rate Loans or a Base Rate Loan as to which the interest rate is determined with reference to the Eurocurrency Base Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Affected Eurocurrency Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, that Lender shall remain committed to make and maintain Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate and shall be entitled to recover interest at such Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Each Lender at its option may make any Credit Extension to any Designated Borrower which is a Foreign Subsidiary by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 10.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower which is a Foreign Subsidiary then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Borrowers shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurocurrency Rate Loan or a LIBOR Daily Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or LIBOR Daily Loan, or (B) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or for determining the LIBOR Daily Floating Rate with respect to a proposed LIBOR Daily Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the LIBOR Daily Floating Rate with respect to a proposed LIBOR Daily Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies and LIBOR Daily Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans, LIBOR Daily Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Base Rate component of the Base Rate, the utilization of the Eurocurrency Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such period Base Rate Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies and LIBOR Daily Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of (or conversion to) Base Rate Loans in Dollars in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the affected Lenders notify the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Section 3.04(e) or the Eurocurrency Rate) or L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, Eurocurrency Rate Loans or LIBOR Daily Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Base Rate or LIBOR Daily Floating Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Company will pay (or cause the applicable Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loan held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Borrower to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. To the extent not already reflected in the calculation of any interest rate, the Company shall pay (or cause the applicable Borrower to pay) to each Lender or L/C Issuer, as the case may be, as long as such Lender or L/C Issuer shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or LIBOR Daily Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender or L/C Issuer (as determined by such Lender or L/C Issuer in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender or L/C Issuer. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower;

(c) any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (provided, in any event, that any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned to another legal entity if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or otherwise is not considered to be part of the Public), if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07 LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 10.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error and made by notice to the Borrower), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency for any requested Interest Period because the LIBOR Screen Rate for the applicable currency is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the administrator of the LIBOR Screen Rate for the applicable currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR for the applicable currency or the LIBOR Screen Rate for the applicable currency shall no longer be made available, or used for determining the interest rate of loans denominated in the applicable currency (such specific date, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.07, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR for the applicable currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Company.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency and LIBOR Daily Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans, LIBOR Daily Loans or Interest Periods), and (y) if the applicable currency is Dollars, then the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in the applicable currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or LIBOR Daily Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive the termination of the commitments and the repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. This Agreement shall become effective on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received (x) customary legal opinions of (i) Wachtell Lipton Rosen & Katz, New York counsel to the Company and its Subsidiaries, (ii) Nelson Mullins Riley & Scarborough LLP, Georgia counsel to the Company and its Subsidiaries, (iii) AKD N.V., Dutch counsel to the Company and its Subsidiaries and (iv) Baker & McKenzie LLP, UK counsel to the Company and its Subsidiaries and (y) a certificate of a responsible officer of each of the Borrowers attaching and certifying to Organization Documents of such Borrower, a good standing certificate of such Borrower from the jurisdiction of organization of such Borrower (except for Borrowers governed by the laws of The Netherlands or the UK), an incumbency certificate and resolutions, in each case as are customary.

(c) The Administrative Agent, the Arrangers and the Lenders shall have received (i) all fees required to be paid under the Fee Letters, to the extent payable to the Administrative Agent, the Arrangers and the Lenders or any of their respective Affiliates on or prior to the Effective Date and (ii) to the extent invoiced at least three (3) Business Days prior to the Effective Date, expenses required to be paid hereunder on or prior to the Effective Date.

(d) (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information regarding each Borrower that the Administrative Agent or a Lender reasonably determines is required by U.S. regulatory authorities in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, to the extent reasonably requested in writing of the Company at least ten (10) Business Days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Effective Date, any Lender that has reasonably requested, in a written notice to the Company at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date in writing, and such notice shall be conclusive and binding.

4.02 Conditions to the Borrowing of the Closing Date Revolving Loans.

The occurrence of the Closing Date and the obligation of each Lender to make the Closing Date Revolving Loans on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) Each of the Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date.

(c) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company substantially in the form set forth in Exhibit I hereto.

(d) The TSYS Merger shall have been consummated, or substantially concurrently with the making of the Closing Date Revolving Loans, shall be consummated, in all material respects in accordance with the TSYS Merger Agreement, after giving effect to any modifications, amendments, supplements, consents or waivers thereto, other than those modifications, amendments, supplements, consents or waivers by the Company or any of its Affiliates that are material and adverse to the Lenders or the Arrangers without the prior consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that any change in the amount of Borrower Stock Consideration (as defined in the TSYS Merger Agreement) shall be deemed not to be materially adverse to the Lenders or the Arrangers and shall not require the consent of the Arrangers if such change results in the number of shares of Global Payments Common Stock (as defined in the TSYS Merger Agreement) for which each share of TSYS Common Stock (as defined in the TSYS Merger Agreement) may be exchanged or converted pursuant to the TSYS Merger Agreement increasing or decreasing by 10% or less.

(e) Except (a) as disclosed in the TSYS Disclosure Schedule (as defined in the TSYS Merger Agreement as in effect on May 27, 2019) or (b) as disclosed in any TSYS Reports (as defined in the TSYS Merger Agreement as in effect on May 27, 2019) filed by TSYS since December 31, 2015, and prior to May 27, 2019 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), since May 27, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the TSYS Merger Agreement as in effect on May 27, 2019) on TSYS.

(f) The Administrative Agent, the Arrangers and the Lenders, as applicable, shall have received or, substantially concurrently with the making of the Closing Date Revolving Loans, shall receive (i) all fees required to be paid under this Agreement and, to the extent payable to the Lenders under this Agreement or their Affiliates on or prior to the Closing Date, all fees required to be paid pursuant to the terms of the Fee Letters and (ii) to the extent invoiced at least three (3) Business Days prior to the Closing Date, expenses required to be paid to the Administrative Agent and the Arrangers hereunder on or prior to the Closing Date.

(g) The Company shall have repaid or caused to be repaid the outstanding principal amount of and accrued and unpaid interest and any other obligations (other than obligations in respect of letters of credit issued thereunder that have been terminated, cash collateralized, backstopped or in respect of which arrangements reasonably satisfactory to the applicable letter of credit issuer have been made) and contingent obligations (including indemnification obligations) that by their terms are to survive the termination of the relevant loan documentation and debt instruments evidencing third party debt) in respect of (x) that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015, among the Company, the other borrowers, the guarantors and the lenders identified therein, and Bank of America, in its capacity as administrative agent thereunder, as amended prior to the date hereof and (y) that certain Credit Agreement, dated as of April 23, 2018, among TSYS, as the borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (together with (x), the “TSYS Merger Refinancing”).

(h) The Administrative Agent shall have received a certificate from a responsible officer of the Company certifying as to the satisfaction of the conditions precedent contained in Section 4.02(b) (solely with respect to the Specified Representations), Section 4.02(d) and Section 4.02(e).

(i) The Arrangers shall have received (i) U.S. GAAP audited consolidated balance sheets of each of the Company and TSYS and related consolidated statements of income, changes in equity and cash flows of each of the Company and TSYS for the three (3) most recently completed Fiscal Years ended at least 60 days prior to the Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of each of the Company and TSYS for each subsequent Fiscal Quarter ended at least 40 days before the Closing Date (other than the last Fiscal Quarter of any Fiscal Year); provided, that in each case the financial statements required to be delivered by this paragraph shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3. The Arrangers hereby acknowledge receipt of the financial statements of each of the Company and TSYS in the foregoing clause (i) for the Fiscal Years ended December 31, 2018, December 31, 2017 and December 31, 2016, and in the foregoing clause (ii) for the Fiscal Quarter ended March 31, 2019. The Company’s or TSYS’s filing of any required audited financial statements with respect to the Company or TSYS, as applicable, on Form 10-K or required unaudited financial statements with respect to the Company or TSYS on Form 10-Q, in each case, will satisfy the requirements under clause (i) or (ii), as applicable, of this paragraph.

(j) The Arrangers shall have received pro forma financial statements, in each case as would be required to be included in a registration statement on Form S-3 (regardless of when such pro forma financial statements are required to be filed with the SEC) and which shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3; provided, however, to the extent such pro forma financial statements are filed by the Company with the SEC, the condition set forth in this paragraph shall be deemed satisfied.

(k) The Administrative Agent shall have received a Loan Notice for the Borrowings to occur on the Closing Date.

(l) The Arrangers and the Lenders shall have received, (i) at least three (3) Business Days prior to the Closing Date, all documentation and other information regarding each Borrower that the Administrative Agent or a Lender reasonably determines is required by U.S. regulatory authorities in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, to the extent reasonably requested in writing of the Company at least ten (10) Business Days prior to the Closing Date and (ii) to the extent any Borrower (other than a Borrower that was a party hereto on the Effective Date) qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has reasonably requested, in a written notice to the Company at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.

4.03 Conditions to all Other Credit Extensions.

The obligations of each Lender (i) to make Loans on the Closing Date other than the Closing Date Revolving Loans and (ii) to honor any Request for Credit Extension other than on the Closing Date are, in each case, subject to the following conditions precedent:

(a) The representations and warranties of the Company and each other Borrower contained in Article V (other than the representations contained in Section 5.05, Section 5.06 and Section 5.07) shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) With respect to Loans to be borrowed on the Closing Date other than the Closing Date Revolving Loans, all of the conditions precedent set forth in Section 4.02 have been waived or satisfied.

Each Request for Credit Extension other than with respect to Closing Date Revolving Loans submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. Notwithstanding the foregoing, prior to the termination of the Commitments, any waiver of a Default in connection with a Request for Credit Extension for a Revolving Loan must be signed by the Lenders (other than Defaulting Lenders) holding at least a majority of the unfunded Commitments, the outstanding Revolving Loans, Swing Line Loans, L/C Obligations and participations therein.

4.04 Certain Funds Availability. Notwithstanding anything to the contrary herein (including Article VIII), during the period from and including the Effective Date to and including the Closing Date (after giving effect to the funding of the Loans on such date), and notwithstanding (a) that any representation given on the Effective Date or the Closing Date (excluding the Specified Representations and Specified Merger Agreement Representations) was incorrect, (b) any failure by the Company to comply with the affirmative covenants, negative covenants and financial covenants or any other term of this Agreement or any other Loan Document, (c) any provision to the contrary in this Agreement, any other Loan Document or otherwise or (d) that any condition precedent to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy or make or enforce any claim under this Agreement, any other Loan Documents, any Fee Letter or otherwise it may have, to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date, (ii) refuse to participate in making its Loans on the Closing Date; provided that the conditions precedent set forth in Section 4.02 are satisfied or waived or (iii) exercise any right of set-off or counterclaim in respect of its Loans to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth in Section 4.02 is not satisfied or waived on the Closing Date and (B) immediately from and after the Closing Date, after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows to each Lender and the Administrative Agent on and as of the Effective Date, the Closing Date and thereafter on each date as required by Section 4.03:

5.01 Existence and Standing. Each Borrower (a) is a corporation, partnership, limited liability company or other entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite power and authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization and Validity. Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which such Borrower is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of such Borrower enforceable against it in accordance with their terms, except as may be limited by Debtor Relief Laws, regardless of whether considered in a proceeding in equity or at law.

5.03 No Conflict; Government Consent.

(a) Neither the execution and delivery by any Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (ii) such Borrower’s Organization Documents, or (iii) the provisions of any indenture, instrument or agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of the Loan Documents to which it is a party, the borrowings under the Loan Documents, the payment and performance by such Borrower of its Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

5.04 Financial Statements. The December 31, 2018 audited consolidated financial statements of the Company heretofore delivered to the Arrangers and the Lenders, copies of which are included in the Company’s Annual Report on Form 10-K as filed with the SEC and, if applicable, the audited consolidated financial statements of the Company and its Subsidiaries as of the last day of the Fiscal Year for which the Company has most recently filed an annual report on Form 10-K and, if applicable, the unaudited consolidated financial statements of the Company and its Subsidiaries as of the last day of the most recent Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year) for which the Company has most recently filed a quarterly report on Form 10-Q, (a) were prepared in accordance with GAAP (except as otherwise expressly noted therein), (b) fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the period then ended (subject, in the case of unaudited quarterly reports, to the absence of footnotes and to normal year-end audit adjustments) and (c) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof that are required under GAAP to be reflected thereon.

5.05 Material Adverse Effect. Since December 31, 2018, there has been no Material Adverse Effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole, except as disclosed in the reports of the Company on Form 10-K, 10-Q or 8-K, or in any Form S-4 of the Company, filed with the SEC prior to the Effective Date (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements).

5.06 Solvency. As of the Closing Date immediately after giving effect to the TSYS Merger and the related transactions, (i) the Company and its Subsidiaries on a consolidated basis are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in their ordinary course; (ii) the Company and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course; (iii) the Company and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged; (iv) the fair value of the property and assets of the Company and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its Subsidiaries on a consolidated basis; and (v) the present fair salable value of the property and assets of the Company and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts as they become absolute and matured. In computing the amount of contingent liabilities for purposes of this Section 5.06, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability, and all in accordance with GAAP.

5.07 Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Company or any of its Subsidiaries which has not been disclosed in the reports of the Company on Form 10-K, 10-Q or 8-K, or in any Form S-4 of the Company, filed with the SEC prior to the Effective Date (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements) (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Loan or otherwise challenges the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

5.08 Disclosure. All written information (to the knowledge of the Borrower with respect to TSYS and its subsidiaries prior to the Closing Date) other than financial projections and other forward-looking information and information of a general economic or industry nature provided on or prior to the Effective Date by the Company or on behalf of the Company by its representatives to the Administrative Agent or the Lenders in connection with the negotiation and syndication of and entry into this Agreement does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading when taken as a whole and in light of the circumstances under which such statements were made (giving effect to any supplements then or theretofore furnished).

5.09 Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of each Loan, margin stock (as defined in Regulation U) constitutes not more than twenty-five percent (25%) of the value of those assets of any Borrower which are subject to any limitation on sale or pledge, or any other restriction hereunder.

5.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.11 OFAC, FCPA. The operations of the Company and its Subsidiaries are conducted in compliance with Anti-Corruption Laws and Sanctions in all material respects, and the Company maintains policies and procedures reasonably designed to achieve compliance therewith. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director or officer thereof, is an individual or entity that is (a) the subject or target of any Sanctions or in violation of applicable Anti-Corruption Laws, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury or (c) located, organized or resident in a Designated Jurisdiction.

5.12 EEA Financial Institution. No Borrower is an EEA Financial Institution.

5.13 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set side on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.14 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(b) No Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.15 Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.

5.16 Use of Proceeds. No Borrower will, directly or, to its knowledge, indirectly, use any part of the proceeds of any Loan in violation of Anti-Corruption Laws, applicable Sanctions or the PATRIOT Act. No proceeds of any Loans will be used directly or indirectly by any Borrower to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of Regulation U of the Board, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Closing Date (other than Sections 6.02, 6.03 and 6.06, which shall apply from and after the Effective Date), so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized) any Letter of Credit shall remain outstanding, each Borrower covenants and agrees with the Lenders, L/C Issuers and the Administrative Agent that:

6.01 Financial Reporting. The Company shall maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a) As soon as available, but in any event on or prior to the 90th day after the close of each of its Fiscal Years (commencing with the Fiscal Year of the Company ending after the Closing Date), a consolidated balance sheet as of the end of such period, related statements of operations, stockholder’s equity and cash flows prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, together with an audit report certified by independent certified public accountants of recognized standing, whose opinion shall not be qualified as to the scope of the audit or as to the status of the Company and its consolidated Subsidiaries as a going concern.

(b) As soon as available, but in any event on or prior to the 45th day after the close of the first three quarterly periods of each of its Fiscal Years (commencing with the first such fiscal quarter of the Company ending after the Closing Date), for itself and its Subsidiaries, a consolidated (or, at the Company’s option and to the extent filed (or to be filed) with the SEC in its quarterly report on Form 10-Q, condensed consolidated) unaudited balance sheet as at the close of each such period and consolidated unaudited statements of operations and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by a Financial Officer.

(c) Together with the financial statements required under Sections 6.01(a) and (b), a Compliance Certificate signed by a Financial Officer (a) showing the calculations necessary to determine compliance with the financial covenants set forth in Section 7.03, (b) stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and (c) describing in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying such certificate.

(d) Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which the Company or any of its Subsidiaries files with the SEC.

(e) Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of the Company and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Notwithstanding the foregoing requirements for delivery of annual and quarterly financial statements and reports and other filings in Section 6.01(a), (b) and (d) above (to the extent such documents are included in material otherwise filed with the SEC), and notices required to be given pursuant to Section 6.02, such delivery and notice requirements may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR Database and sec.gov. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or Arrangers will make available to the Lenders and L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to either of the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y)

all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.02 Notices of Material Events. The Company shall furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any actions, suits or proceedings by or before any arbitrators or Governmental Authorities against or affecting the Company or any Subsidiaries thereof that, would be reasonably likely to be adversely determined and if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) if and when the Company or any member of the ERISA Affiliate (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice, in each case where such Reportable Event, withdrawal liability, termination or appointment would reasonably be expected to have or cause a Material Adverse Effect; and

(d) any change in the Public Debt Rating.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03 Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, except as otherwise permitted by Section 7.05, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other entity in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of the Company in its jurisdiction of incorporation) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.04 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), except to the extent such noncompliance would not have a Material Adverse Effect.

6.05 Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by the Company or any Subsidiary in the ordinary course of business, the Company shall, and shall cause each Subsidiary to, permit the Administrative Agent, in each case during the continuance of a Default or Event of Default, by its representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with their respective officers at such reasonable times during normal business hours and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to the Company. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

6.06 OFAC, FCPA. The Company shall maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors and employees with Anti-Corruption Laws and applicable Sanctions.

6.07 Payment of Tax Liabilities. The Company shall, and shall cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

6.08 Maintenance of Properties; Insurance. The Company shall, and shall cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (ii) maintain, with financially sound and reputable insurance companies or through adequate self-insurance programs, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or consistent with past practices of the Company and such Subsidiaries, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized) any Letter of Credit shall remain outstanding, each Borrower covenants and agrees with the Lenders, L/C Issuers and the Administrative Agent that:

7.01 Liens. From and after the Closing Date, the Company shall not, and shall not permit any Material Subsidiary to, create or suffer to exist any Lien in or on any of its Property, except:

(a) precautionary Liens provided and financing statements (or analogous personal property security filings or registrations in other jurisdictions) filed or recorded in each case by the Company or any Material Subsidiary in connection with the sale, lease, assignment, transfer or other disposition of assets by the Company or any Material Subsidiary which transaction is entered into in the ordinary course of business or determined by the Company or such Material Subsidiary to constitute a “sale” or “lease” under accounting principles generally accepted in the United States;

(b) Liens existing on the Effective Date and, to the extent securing Indebtedness having a principal amount in excess of $300,000,000 individually, set forth on Schedule 7.01;

(c) Liens existing on Property of any Person acquired by the Company or any Material Subsidiary (which may include Property previously leased by the Company or any of its Subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon acquisition), other than any such Lien or security interest created in contemplation of such acquisition (and the replacement, extension or renewal thereof upon or in the same Property);

(d) Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Company or any Material Subsidiary, at the time such Person first becomes a Material Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the Properties or assets of a Person to the Company or any Material Subsidiary, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease or other disposition (and the replacement, extension or renewal thereof upon or in the same Property);

(e) Liens on fixed or capital assets (including real property) to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such assets, or to secure Indebtedness incurred to provide funds for any such purpose (and the replacement, extension or renewal thereof upon or in the same Property); provided that (i) the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the completion of the acquisition, construction, development or improvement of such assets, (ii) the Indebtedness secured by such Lien does not exceed the cost of such acquisition, construction, development or improvement of such assets (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium and fees, if any, on the Indebtedness so secured)), and (iii) such Lien shall not apply to any other Property of the Company or any Material Subsidiary, except for accessions and improvements to such fixed or capital assets covered by such Lien and the proceeds and products thereof;

(f) Liens securing Indebtedness or other obligations in an aggregate outstanding amount, immediately after giving effect to the incurrence of such Indebtedness or other obligations, not to exceed the greater of (x) $1,300,000,000 and (y) 35% of Consolidated EBITDA;

(g) Liens in connection with any Capital Lease Obligation or Sale-Leasebacks;

(h) Settlement Liens;

(i) usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business;

(j) Liens in favor of the Company or any of its Subsidiaries;

(k) Liens on existing and future cash, cash equivalents and securities (and deposit and securities accounts) securing or otherwise supporting obligations in an aggregate principal amount of up to $50,000,000 in respect of letters of credit and banker’s acceptances issued for the account of the Company or any of its Subsidiaries in the ordinary course of business;

(l) Permitted Encumbrances;

(m) Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations;

(n) Liens arising due to any cash pooling, netting or composite accounting arrangements;

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens (or Indebtedness or other obligations secured by Liens) referred to in clauses (b), (c), (d), (e) and (f), provided that, (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on and accessions to such Property), and (ii) the Indebtedness or other obligations secured by such Lien at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness or other obligation being refinanced); and

(p) Liens created in substitution of any Liens permitted by clauses (b), (c), (d), (e) and (f), provided that, (i) based on a good faith determination of a senior officer of the Borrower, the property encumbered by such substitute or replacement Lien is substantially similar in nature to the property encumbered by the otherwise permitted Lien that is being replaced, and (ii) the Indebtedness or other obligations secured by such Lien at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness or other obligations being refinanced)).

7.02 Subsidiary Indebtedness. From and after the Closing Date, the Company shall not permit any Material Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents, and (ii) any other Indebtedness if the Loans are guaranteed on a pari passu basis by each Material Subsidiary that has incurred such Indebtedness; provided that any such guarantee may, at the option of the Company, be automatically released if the Material Subsidiary providing such guarantee is no longer liable in respect of such Indebtedness.

(b) any other Indebtedness; provided that, immediately after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness (without duplication) under this Section 7.02(b) would not exceed the greater of (x) $1,300,000,000 and (y) 35% of Consolidated EBITDA.

(c) Indebtedness assumed in connection with any Acquisition of a Person after the date hereof and not incurred in contemplation thereof.

(d) Indebtedness existing or entered into on the Effective Date and, to the extent having a principal amount in excess of $300,000,000 individually, set forth on Schedule 7.02.

(e) purchase money Indebtedness (including Capital Lease Obligations) hereafter incurred to finance the purchase of fixed assets, provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed.

(f) (x) Indebtedness to the Company or any Subsidiary and (y) Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Company to the extent that such Indebtedness is not prohibited hereby.

(g) Indebtedness resulting from Surety Indemnification Obligations of such Material Subsidiary.

(h) Indebtedness, if any, that may exist in respect of deposits or payments made by customers or clients of such Material Subsidiaries.

(i) Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services including in respect of Cash Management Agreements or in connection with any automated clearing-house transfers of funds or in respect of letters of credit or bankers’ acceptances supporting trade payables.

(j) to the extent constituting Indebtedness, contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations.

(k) Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers and consultants of a Material Subsidiary incurred in the ordinary course of business.

(l) Guarantees in respect of Indebtedness permitted to be incurred pursuant to this Section 7.02.

(m) Indebtedness incurred to finance workers’ compensation, health, disability or life insurance or which finances any Benefit Plan or property, casualty or liability insurance, or self-insurance, in each case, in the ordinary course of business.

(n) Indebtedness in an aggregate principal amount of up to $50,000,000 consisting of letters of credit or bank guaranties issued to support the obligations of any Material Subsidiary incurred in the ordinary course of business.

(o) Indebtedness in connection with any Sale-Leaseback.

(p) all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.02.

(q) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(r) any extensions, renewals, refinancings, amendments, restatements, supplements, refundings, modifications or replacements of any Indebtedness permitted by this Section 7.02 (and, in the case of guarantees, guarantees in respect of any extension, renewal, refinancing, amendment, restatement, supplement, refunding, modification or replacement of the guaranteed indebtedness), to the extent that the principal amount thereof shall not be increased above the principal amount thereof outstanding immediately prior to such extension, renewal, refinancing, amendment, restatements, supplement, refunding, modification or replacement (except by an amount equal to any existing commitments utilized thereunder) other than increases related to required premiums, accrued interest and reasonable fees and expenses in connection with such extensions, renewals, refinancings, amendments, restatements, supplements, refundings, modifications or replacements.

7.03 Financial Covenants.

(a) As of the last day of each Fiscal Quarter commencing with the first Fiscal Quarter ending after the Closing Date, the Net Leverage Ratio shall not be greater than 3.50:1.00; provided that the Company may elect by written notice delivered to the Administrative Agent prior to the date that is thirty (30) days following consummation of any Qualifying Acquisition by the Company or any Subsidiary to increase the maximum Net Leverage Ratio to (i) 4.25 to 1.00 or (ii) 4.00 to 1.00 (each of (i) and (ii), a “Step-Up”); provided, further, that (w) during the term of this Agreement, the Company may elect no more than one Step-Up under clause (i) above and one Step-Up under clause (ii) above, (x) each such Step-Up shall be effective upon the consummation of such Qualifying Acquisition, (y) each such Step-Up shall only apply for the Fiscal Quarter during which the applicable Qualifying Acquisition has been consummated and the three (3) consecutive

Fiscal Quarters ending immediately following such Fiscal Quarter and (z) the Company may not elect the second Step-Up unless after the date of election with respect to the first Step-Up and prior to the date of election with respect to the second Step-Up, the Net Leverage Ratio shall have been less than or equal to 3.00 to 1.00 as of the last day of at least two (2) consecutive Fiscal Quarters, as evidenced by a Compliance Certificate delivered to the Administrative Agent.

(b) As of the last day of each Fiscal Quarter commencing with the first Fiscal Quarter ending after the Closing Date, the Interest Coverage Ratio shall not be less than 3.00:1.00 for the twelve month period ending on the last day of such Fiscal Quarter.

(c) At any time after the definitive agreement for any Qualifying Acquisition shall have been executed (or, in the case of a Qualifying Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualifying Acquisition (or termination of the definitive documentation in respect thereof (or such earlier date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of Net Leverage Ratio and all interest (including capitalized interest), premium payments, debt discount, fees, charges and related expenses payable with respect to such Acquisition Debt shall be excluded from the definition of Interest Coverage Ratio.

7.04 Asset Sales. The Company shall not, and shall not permit any Material Subsidiary to, directly or indirectly, convey, transfer, lease or otherwise dispose of (including by way of Delaware LLC Division or similar division under other applicable law) (in one transaction or in a series of transactions) all or substantially all of the consolidated assets (whether now owned or hereafter acquired) of the Company and its Subsidiaries taken as a whole to any Person.

7.05 Mergers. No Borrower shall consolidate or merge into or with any Person (other than any other Borrower, provided that in any consolidation or merger involving the Company, the Company shall be the surviving person) unless (i) such Borrower is the surviving Person and (ii) immediately before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

7.06 OFAC, FCPA. From and after the Closing Date, neither the Company nor any of its Subsidiaries shall directly, or to the Company’s knowledge, indirectly, use the proceeds of any Revolving Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions in each case of this clause (b) in violation of applicable Sanctions or (c) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Any representation or warranty made by any Borrower to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

(b) Nonpayment of (i) principal of any Loan or any L/C Obligation when due, or (ii) interest upon any Loan, any Commitment Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

(c) The breach by any Borrower of (i) any of the terms or provisions of Article VII, Sections 6.02(a) or 6.03 (only as the breach relates to the existence of any Borrower) or (ii) any of the other terms or provisions of this Agreement which, in the case of this clause (ii), is not remedied within thirty (30) days after the Administrative Agent or any Lender provides the Company written notice of the occurrence thereof.

(d) Cross Default.

(i) Any Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness for borrowed money which is outstanding in a principal amount of at least the Requisite Amount in the aggregate (but excluding indebtedness arising hereunder) of such Borrower or such Material Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for borrowed money and shall not have been waived under such agreement or instrument, unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders.

(ii) Any event, condition or circumstance occurs that (x) results in any Indebtedness for borrowed money of any Borrower or any Material Subsidiary which is outstanding in a principal amount of at least the Requisite Amount becoming or being declared due prior to its scheduled maturity, and, in the case of this clause (x), such declaration is not rescinded, or (y) enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due prior to its scheduled maturity, and, in the case of this clause (y), such event, condition or circumstance shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness; provided that clauses (x) and (y) shall not apply to any of the following: (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty or similar event, (2) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (3) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Indebtedness of an acquired business, (5) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements, (6) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of any Borrower or any Material Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction and (7) any special mandatory redemption or similar provision.

(iii) Any Borrower or any of its Material Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

(e) Any Borrower or any Material Subsidiary shall (i) have an order for relief entered with respect to it under any Federal, state or foreign bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any Federal, state or foreign bankruptcy laws as now or hereafter in effect or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.01(e), (vi) fail to contest in good faith any appointment or proceeding described in Section 8.01(f) or (vii) any procedure or step analogous to (i) through (v) above is taken in any applicable jurisdiction.

(f) Without the application, approval or consent of any Borrower or any Material Subsidiary, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for any Borrower or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 8.01(e) shall be instituted against any Borrower or any Material Subsidiary, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

(g) Any Borrower or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of $250,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(h) A Change of Control shall have occurred.

(i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder.

8.02 Acceleration, Etc. If any Event of Default described in Section 8.01 occurs, then, and in every such event (other than an event with respect to any Borrower described in clause (e) or (f) of Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare all Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers, (iii) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount) and (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; and in case of any event with respect to any Borrower described in clause (e) or (f) of Section 8.01, the Commitments shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically be required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent to the extent payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers to the extent payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and Obligations arising under the Loan Documents, ratably among the Lenders and L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and none of the Borrowers shall have any rights as third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default exists, the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with, so long as no Event of Default exists, the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the

Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and acceptance by such Lender of such appointment, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, syndication agents, documentation agents, or senior managing agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; (iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) release the Company from its obligations under the Guaranty (other than with respect to any Borrower ceasing to be a Borrower in accordance with this Agreement) without the written consent of each Lender;

(g) amend Section 1.06 or the definition of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender and each L/C Issuer obligated to make Credit Extensions in Alternative Currencies; ;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (vi) only the consent of the Company and the Lenders and L/C Issuers that have agreed to issue such Credit Extensions in the applicable Alternative Currency shall be necessary to amend the definition of “Eurocurrency Base Rate” to provide for the addition of a replacement interest rate with respect to such Alternative Currency; (vii) in order to implement any additional Commitments, in accordance with Section 2.02(f), this Agreement and the other Loan Documents may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments and otherwise in accordance with Section 2.02(f)) by the Borrowers, the Administrative Agent and each Lender providing a such additional Commitments; and (viii) (A) the L/C Commitment reflected on Schedule 2.03 may be amended from time to time by the Borrower, the Administrative Agent and the L/C Issuers, to reflect the L/C Commitments of the L/C Issuers in effect from time to time and (B) the Swing Line Commitment reflected on Schedule 2.04 may be amended from time to time by the Borrower, the Administrative Agent and the Swing Line Lender to reflect the Swing Line Commitment of the Swing Line Lender in effect from time to time.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Company may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuers, the Company and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Base Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. In addition, and notwithstanding the foregoing, the Company and the Administrative Agent may enter into an Amendment as described in Section 3.07, and such amendment shall be effective at the times and upon the terms described in Section 3.07.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any Foreign Subsidiary Borrower or the Administrative Agent, the Swing Line Lender or Bank of America, as L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender or any other L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of such Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or breach of its material obligations under any Loan Document by, such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Administrative Agent and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender and L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall reimburse from time to time on demand (i) all reasonable out-of-pocket fees and expenses incurred by, without duplication, the Administrative Agent and their respective Affiliates (in the case of fees, disbursements and other charges of counsel, limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders (taken together) and, if reasonably necessary, one local counsel in any relevant jurisdiction) incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuers and the Lenders (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to such parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected parties, taken together)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans or Letters of Credit made or issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or the Company’s obligations in respect of Letters of Credit.

(b) Indemnification. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to all Indemnitees, taken together (and, if reasonably necessary, special counsel and one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, special counsel and one additional local counsel in any relevant jurisdiction) for all affected Indemnitees, taken together)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary, or any Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) a material breach by such Indemnitee or any of its Related Parties of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a dispute solely among two or more Indemnitees not arising from any act or omission of the Company or its Subsidiaries hereunder (other than claims against an Indemnitee in its capacity or as a result of fulfilling its role as an agent, Arranger or similar role under any of the Loan Documents). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the unused Commitments and Revolving Exposure of such Lender at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and each of them hereby waives any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from either (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (ii) the material breach of such Indemnitee’s or its Related Parties’ obligations under this Agreement or any other Loan Document as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e), shall survive the resignation of the Administrative Agent, the Swing Line Lender and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time after the Closing Date assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; provided that, any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such Affiliate or Lender otherwise is not considered to be part of the Public; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(b), (e) or (f) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) for any assignment prior to (and including) the Closing Date, the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to an Approved Lender;

(B) for any assignment after the Closing Date, the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(b), (e) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(D) the consent of each L/C Issuer, the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Lender assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, such Lender may, (i) upon thirty days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of America, upon thirty days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If such Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If such Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Lender to effectively assume the obligations of such Lender with respect to such Letters of Credit.

(g) Disqualified Institutions.

(i) Disqualified Institutions. (i) No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable

Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b) and (ii) such assignment does not conflict with applicable Laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders and the L/C Issuers agrees to use all information received by them solely for the purposes of providing the services that are the subject of this Agreement and to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (A) rating agencies in coordination with the Company in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any L/C Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company (or the Company’s representatives) that is not, to the Administrative Agent’s, such Lender’s or such L/C Issuer’s knowledge, subject to confidentiality or fiduciary obligations owing to the Company or its Subsidiaries or TSYS or its Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the L/C Issuers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all non-public information received from the Company or any Subsidiary in connection with the Transactions relating to the Company or any of its Subsidiaries or TSYS or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower (other than, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Company and such Lender) against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. As used in this Agreement the term “interest” does not include any fees (including, but not limited to, any loan fee, periodic fee, unused commitment fee or waiver fee) or other charges imposed on the Borrowers in connection with the indebtedness evidenced by this Agreement, other than the interest described herein. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. It is the express intent hereof no Borrower shall pay, and no Lender receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable Law, including the usury laws in force in the State of Georgia.

10.10 Counterparts; Integration; Effectiveness; Amendment and Restatement.

(a) This Agreement and each of the Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not violate applicable Laws;

(e) any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such assignee otherwise is not considered to be part of the Public; and

(f) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) THE ACCURACY OF ANY REPRESENTATIONS AND WARRANTIES MADE BY TSYS IN THE TSYS MERGER AGREEMENT AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE COMPANY (OR ITS AFFILIATES) HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE ITS (OR THEIR) OBLIGATIONS UNDER THE TSYS AGREEMENT, OR THE RIGHT NOT TO CONSUMMATE THE TSYS MERGER, (Y) THE DETERMINATION OF WHETHER THE TSYS MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE TSYS MERGER AGREEMENT AND (Z) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE TSYS MERGER AGREEMENT AS IN EFFECT ON MAY 27, 2019) AND WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE TSYS MERGER AGREEMENT AS IN EFFECT ON MAY 27, 2019) ON TSYS AND ITS SUBSIDIARIES HAS OCCURRED SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN

RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.14(b). The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each Foreign Subsidiary Borrower until all Obligations payable by such Foreign Subsidiary Borrower shall have been paid in full in accordance with the provisions hereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.14(b) by service of process upon the Company as provided in this Section 10.14(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by certified or registered mail or sent by facsimile to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth on Section 10.02. Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon personal delivery to such Foreign Subsidiary Borrower.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers nor the Lenders have any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers nor the Lenders have any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line

Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower shall promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI

COMPANY GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article XI, of the Obligations of each such other Borrower. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives, other than as set forth in this Article XI, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Article XI shall not be affected by: (a) the failure of the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article XI made in accordance with Section 10.01); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any L/C Issuer or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the full performance and payment in cash of the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative

Agent, the Swing Line Lender, any L/C Issuer or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender, disadvantageous to the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Swing Line Lender, any L/C Issuer and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Swing Line Lender, the L/C Issuers and the Lenders.

Any obligation of the Borrowers under Section 3.01 to pay any additional amounts to, or indemnify, any Lender or L/C Issuer for any taxes that are required to be withheld or deducted from payments made to any Lender or to pay for, or indemnify any Lender for, any stamp and other similar taxes, shall apply mutatis mutandis (and without duplication) to the Company with respect to this Article XI and payments made hereunder.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Obligations.

[SIGNATURE PAGES ON FILE WITH THE COMPANY]

[SCHEDULES ON FILE WITH THE COMPANY]

Exhibit A-1

FORM OF LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned hereby requests:

☐  A borrowing of Loans

☐  A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

4.	For Eurocurrency Rate Loans: with an Interest Period of [week][month[s]].

5.	Currency: .

[With respect to such Borrowing, the undersigned hereby represents and warrants that each of the conditions set forth in Section 4.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.]1

[Applicable Borrower], a [jurisdiction] [entity type]

By:[2]
Name:
Title:

[1]	To be included for Closing Date Revolving Loans.
[2]

To be signed by a Financial Officer of the applicable Borrower, i.e., the chief financial officer, principal accounting officer, treasurer or controller and any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.

Exhibit A-2

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Swing Line Lender

Cc: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.    On                                          (a Business Day).

2.    In the amount of $                                                 .

3.    Comprised of                                                  .

GLOBAL PAYMENTS INC.

By:[1]
Name:
Title:

[1]

To be signed by a Financial Officer of the applicable Borrower, i.e., the chief financial officer, principal accounting officer, treasurer or controller and any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.

Exhibit B-1

FORM OF REVOLVING NOTE

                    ,

FOR VALUE RECEIVED, each of the undersigned hereby, on a several and not joint basis, promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to such undersigned under that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Each of the undersigned, on a several and not joint basis, promises to pay interest on the unpaid principal amount of each Loan made to such undersigned from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for payments in such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT APPLICABLE BORROWER(S)]

By:
Name:
Title:

Exhibit B-2

FORM OF SWING LINE NOTE

                    ,

FOR VALUE RECEIVED, the undersigned hereby promises to pay to BANK OF AMERICA, N.A. or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the undersigned under that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in Same Day Funds at the Administrative Agent’s Office for payments in Dollars. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GLOBAL PAYMENTS INC., a Georgia corporation

By:
Name:
Title:

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Date:                     ,

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation (the “Company”), certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected                      of the Company.

2.    Schedule I attached hereto shows the financial data and calculations necessary to determine compliance with the financial covenants set forth in Section 7.03 of the Credit Agreement, all of which financial data and calculations are true, complete and correct.

3.    [No Default or Event of Default exists.]2

4.    [Schedule II attached hereto describes in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying this Certificate.]3

5.    Schedule [II][III] attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents.

[signature page follows]

[2]	If a Default or Event of Default does exist, replace this language with a statement of the nature and status thereof.
[3]	Include only if applicable.

GLOBAL PAYMENTS INC.

By:[1]
Name:
Title:

[1]

To be signed by a Financial Officer of the applicable Borrower, i.e., the chief financial officer, principal accounting officer, treasurer or controller and any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.

SCHEDULE I TO COMPLIANCE CERTIFICATE

For the Fiscal Quarter ending             ,              (“Statement Date”)

Global Payments Inc.

Confidential

Compliance as of the Statement Date with Section 7.03 of the Credit Agreement

I. Section 7.03(a) – Net Leverage Ratio

A. Total Debt of the Company and its Subsidiaries as of the Statement Date
+ 1. obligations for borrowed money
+ 2. obligations evidenced by bonds, debentures, notes or other similar instruments

+ 3. obligations in respect of the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business on terms customary in the trade and (ii) the current and long-term portions of accrued buyout obligations)

+ 4. obligations under any conditional sale or other title retention agreement(s) relating to property acquired
+ 5. Capital Lease Obligations
+ 6. obligations, contingent or otherwise, in respect of letters of credit, acceptances or similar extensions of credit
+ 7. Guarantees of the type of indebtedness described in Lines 1 through 6 above
+ 8. indebtedness of a third party secured by any lien on property owned by the Company or its Subsidiaries, whether or not such indebtedness has been assumed by the Company or its Subsidiaries
+ 9. obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company or any of its Subsidiaries

+ 10. off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of the Company and its Subsidiaries

- 11. Settlement Obligations or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business or Guarantees thereof (to the extent included in items above)

- 12. any liabilities of a Bank Subsidiary for, or in respect of, deposits received by such Bank Subsidiary (to the extent included in items above)
- 13. any obligation under or in respect of Swap Agreements (to the extent included in items above)
- 14. Guarantees of Indebtedness of the Company or its Subsidiaries by the Company or its Subsidiaries (to the extent included in items above)
- 15. up to $100,000,000 in obligations incurred by the Company and its Subsidiaries in respect of Sale-Leasebacks (to the extent included in items above)
- 16. up to $50,000,000 in obligations arising under letters of credit (to the extent included in items above)
= 17. Total Debt

B. Up to $250,000,000 of Unrestricted cash maintained by the Company and its Subsidiaries
= 1. up to $250,000,000 of Unrestricted cash

C. Consolidated EBITDA[1] of the Company and its Subsidiaries for the twelve month period ending on the last day of such Fiscal Quarter
+ 1. Net Income
+ 2. federal, state, local and foreign income, value added and similar taxes (to the extent deducted from Net Income)
+ 3. depreciation (to the extent deducted from Net Income)
+ 4. amortization (to the extent deducted from Net Income)
+ 5. Interest Expense (to the extent deducted from Net Income)
+ 6. extraordinary or unusual losses incurred other than in the ordinary course of business (to the extent deducted from Net Income)
+ 7. Non-Cash Items to the extent such Non-Cash Items do not represent an accrual or reserve for a future cash expenditure, charge or loss (to the extent deducted from Net Income)
+ 8. Non-Recurring Items (to the extent deducted from Net Income)
- 9. extraordinary or unusual gains realized other than in the ordinary course of business (to the extent included in Net Income)
- 10. non-cash income or gains (to the extent included in Net Income)

+ 11. with respect to any acquisition, disposition, investment, restructuring, cost savings initiative, and other initiatives, cost savings, synergies and operating expense reductions (calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and as if such cost savings, synergies or operating expense reductions were realized during the entirety of such period) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following such transaction or initiative (or with respect to the TSYS Merger, anticipated by the Company in good faith to be realized within 24 months of the TSYS Merger)[2]

= 12. Consolidated EBITDA

D. Net Leverage Ratio
= 1. (Line I.A.17 - Line I.B.1) ÷ Line I.C.12

E. Maximum Net Leverage Ratio Permitted
= 1. applicable maximum ratio under Section 7.03(a)[3]	[3.50][4.00][4.25] to 1.00

[1]

If at any time during the applicable period, the Company or any Subsidiary shall have consummated an acquisition (including an Acquisition) or disposition, then this calculation shall be determined after giving pro forma effect to the acquisition or disposition (including any Consolidated EBITDA, Indebtedness, Interest Expense, Total Debt or assets acquired, incurred, assumed or disposed of in connection therewith and after giving effect to the repayment or payments of the Indebtedness and any incurrence of Indebtedness and use of proceeds in connection therewith) as if such transaction had occurred on the first day of such period. See Section 1.03(a) of the Credit Agreement.

[2]

Provided that (A) such cost savings, synergies or operating expense reductions are factually supportable and (B) the aggregate amount of such adjustments taken into account in determining Consolidated EBITDA for any period of determination shall not exceed an aggregate amount equal to 15% of Consolidated EBITDA (as calculated without giving effect to such adjustments).

[3]

As of the last day of each Fiscal Quarter commencing with the first Fiscal Quarter ending after the Closing Date, the Net Leverage Ratio shall not be greater than 3.50 to 1.00 ; provided that the Company may elect by written notice delivered to the Administrative Agent prior to the date that is thirty (30) days following consummation of any Qualifying Acquisition by the Company or any Subsidiary to increase the maximum Net Leverage Ratio to (i) 4.25 to 1.00 or (ii) 4.00 to 1.00 (each of (i) and (ii), a “Step-Up”); provided, further, that (w) during the term of the Credit Agreement, the Company may elect no more than one Step-Up under clause (i) above and one Step-Up under clause (ii) above, (x) each such Step-Up shall be effective upon the consummation of such Qualifying Acquisition, (y) each such Step-Up shall only apply for the Fiscal Quarter during which the applicable Qualifying Acquisition has been consummated and the three (3) consecutive Fiscal Quarters ending immediately following such Fiscal Quarter and (z) the Company may not elect the second Step-Up unless after the date of election with respect to the first Step-Up and prior to the date of election with respect to the second Step-Up, the Net Leverage Ratio shall have been less than or equal to 3.00 to 1.00 as of the last day of at least two (2) consecutive Fiscal Quarters, as evidenced by a Compliance Certificate delivered to the Administrative Agent. See Section 7.03(a) of the Credit Agreement.

II. Section 7.03(b) – Interest Coverage Ratio

A. Consolidated EBITDA of the Company and its Subsidiaries for the twelve month period ending on the last day of such Fiscal Quarter
= 1. Line I.C.12

B. Interest Expense for the twelve month period ending on the last day of such Fiscal Quarter

+ 1. all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case paid in cash and to the extent treated as interest in accordance with GAAP

+ 2. all interest paid in cash with respect to discontinued operations to the extent treated as interest in accordance with GAAP
+ 3. the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) that is treated as interest in accordance with GAAP
= 4. Interest Expense

C. Interest Coverage Ratio
= 1. Line II.A.1 ÷ Line II.B.4

D. Minimum Interest Coverage Ratio Permitted
= 1. maximum ratio under Section 7.03(b)[4]	3.00 to 1.00

[4]	Equal to 3.00 to 1.00 for the twelve month period ending on the last day of the applicable Fiscal Quarter. See Section 7.03(b) of the Credit Agreement.

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all of the outstanding rights and obligations under the respective facilities identified below (including, without limitation, Letters of Credit, Swing Line Loans and the Guaranty included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
[and is an Approved Lender or Affiliate/Approved Fund of [identify Lender]][1][and is an Affiliate/Approved Fund of [identify Lender]][2]

3.	Company:	Global Payments Inc.

[1]	Include if assignment is prior to (and including) the Closing Date. Select as applicable.
[2]	Include if assignment is after the Closing Date. Select as applicable.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of July 9, 2019 among the Company, the other Borrowers parties thereto, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer

6.	Assigned Interest:

Aggregate amount of Commitments/ Loans being assigned herein by Assignor*	Aggregate amount of Outstanding Commitments/ Loans held by all Lenders	Percentage of outstanding Commitments/Loans of all Lenders being assigned herein to Assignee[1]	Percentage of outstanding Commitments/ Loans of all Lenders retained by Assignor[7]
$	$	%	%

[7. Trade Date:                                                              ]2

Assignment Date:                          ,          [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and the Related Parties or its securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loan of all Lenders.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

GLOBAL PAYMENTS INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

[Consented to:][5]

BANK OF AMERICA, N.A., as Swing Line Lender

By:
Name:
Title:

[Consented to:]

, as L/C Issuer[6]

By:
Name:
Title:

[5]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the applicable L/C Issuer is required by the terms of the Credit Agreement.

ANNEX 1

CREDIT AGREEMENT DATED AS OF JULY 9, 2019, AMONG GLOBAL PAYMENTS INC., CERTAIN OTHER BORROWERS FROM TIME TO TIME PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO, AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, SWING LINE LENDER AND AN L/C ISSUER

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers and each of the Borrowers’ Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers and each of the Borrowers’ Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E

[Reserved]

Exhibit F

FORM OF BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Each of]                                               ([the “Applicant Borrower”][each, an “Applicant Borrower” and collectively, the “Applicant Borrowers”]) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that [the][such] Applicant Borrower is a wholly-owned Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.16 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, [the][each] Applicant Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which [the][such] Applicant Borrower would have had if [the][such] Applicant Borrower had been an original party to the Credit Agreement as a Borrower. [The][Each] Applicant Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that [the][each] Applicant Borrower become a Designated Borrower under the Credit Agreement and that [the][such] Applicant Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Applicant Borrower[s] nor the Company on their behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Credit Agreement.

This Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

GLOBAL PAYMENTS INC., a Georgia corporation

By:
Name:
Title:

Exhibit G

FORM OF BORROWER NOTICE

Date:                     ,

To: Global Payments Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Borrower Notice is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A. as Administrative Agent, Swing Line Lender and an L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                        ] shall be a Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     ,

Exhibit H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     ,

Exhibit H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     ,

Exhibit H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     ,

Exhibit I

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Global Payments Inc. (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(c) of the Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, certain other borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)    I have reviewed the financial statements referred to in Section 6.01 of the Credit Agreement for the most recently ended Fiscal Quarter.

(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)    As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

3.    Based on and subject to the foregoing, as of the Closing Date immediately after giving effect to the TSYS Merger and the related transactions:

(a)    the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in their ordinary course;

(b)    the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course;

(c)    the Borrower and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged;

(d)    the fair value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis; and

(e)    the present fair salable value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts as they become absolute and matured.

In computing the amount of contingent liabilities for purposes of the foregoing statements, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability, and all in accordance with GAAP.

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IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by its chief financial officer as of the date first written above.

GLOBAL PAYMENTS INC.

By:
Name:
Title:

EXHIBIT J

FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Agent [and [a] Swing Line Lender]

RE:	Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

DATE:[1]

The Borrower hereby notifies the Administrative Agent that on [                    ]2 pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐  Optional prepayment of Loans in the following amount(s):

☐  Base Rate Loans: $[                         ]3

☐  LIBOR Daily Loans: $[                   ]4

[1]

For all prepayments (other than prepayments of Swing Line Loans), notice to be received by the Administrative Agent not later than (A) 12:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) 11:00 a.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) 11:00 a.m. on the date of prepayment of Base Rate Loans or LIBOR Daily Loans.

For prepayments of Swing Line Loans, notice to be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment.

[2]	Specify date of such prepayment.
[3]	Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[4]	Any prepayment of LIBOR Daily Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

☐  Eurocurrency Rate Loans: $[                    ]5

In Dollars  ☐  or the following Alternative Currency:[            ]

Applicable Interest Period:[                ]

☐  Optional prepayment of Swing Line Loans in the following amount:6

☐  Base Rate Loans: $[                      ]

☐  LIBOR Daily Loans: $[                ]

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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[5]

Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

[6]	Any prepayment of Swing Line Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

GLOBAL PAYMENTS INC., a Georgia corporation

By:[1]
Name:
Title:

[1]

To be signed by a Financial Officer of the applicable Borrower, i.e., the chief financial officer, principal accounting officer, treasurer or controller and any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.

Exhibit K

[Form of]

List of Outstanding Letters of Credit

TO:	Bank of America, N.A., as Administrative Agent

RE:	Credit Agreement, dated as of July 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

DATE:[26]

The undersigned,                          (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(a)(vii) of the Credit Agreement.

The L/C Issuer plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[26]	To be delivered on a monthly basis.

[The L/C Issuer made a payment, with respect to L/C No. [                ], on [insert date] in the amount of [$]                    ].]

[The Borrower failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. [                ] on [insert date of such failure], with respect to L/C No. [                ].]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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[L/C ISSUER], as an L/C Issuer

By:
Name:
Title: